TRM COPY CENTERS CORPORATION

                           INVESTORS' RIGHTS AGREEMENT

                                  June 24, 1998
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                                TABLE OF CONTENTS


1.   Registration Rights.......................................................1
         1.1    Definitions....................................................1
         1.2    Request for Registration.......................................2
         1.3    Company Registration...........................................3
         1.4    Obligations of the Company.....................................4
         1.5    Furnish Information............................................5
         1.6    Expenses of Demand Registration................................5
         1.7    Expenses of Company Registration...............................5
         1.8    Underwriting Requirements......................................5
         1.9    Delay of Registration..........................................6
         1.10   Indemnification................................................6
         1.11   Reports Under Securities Exchange Act of 1934..................8
         1.12   Form S-3 Registration..........................................8
         1.13   Termination of Registration Rights.............................9

2.   Covenants of the Company..................................................9
         2.1    Financial Statements and Other Information.....................9

3.   Miscellaneous............................................................12
         3.1    Assignment....................................................12
         3.2    Governing Law.................................................12
         3.3    Counterparts..................................................12
         3.4    Titles and Subtitles..........................................12
         3.5    Notices.......................................................13
         3.6    Expenses......................................................13
         3.7    Amendments and Waivers........................................13
         3.8    Severability..................................................13


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                           INVESTORS' RIGHTS AGREEMENT
                           ---------------------------


     THIS INVESTORS' RIGHTS AGREEMENT is made as of June 24, 1998, by and among TRM COPY CENTERS CORPORATION, an Oregon corporation (the "Company"), and the ReadyCash Investment Partners, L.P. ("Purchaser").

                                    RECITALS

     A. The Company and Purchaser are parties to the Preferred Stock and Warrant Purchase Agreement (the "Series A Agreement") dated March 29, 1998, as amended, pursuant to which Purchaser is acquiring shares of the Company's Series A Preferred Stock (the "Series A Preferred") and warrants to purchase 500,000 shares of Company Common Stock (the "Warrants");

     B. In order to induce the Company to enter into the Series A Agreement and to induce Purchaser to invest funds in the Company pursuant to the Series A Agreement, Purchaser and the Company hereby agree that this Agreement shall govern the rights of Purchaser to cause the Company to register shares of Common Stock issuable to Purchaser and certain other matters as set forth herein;

                                    AGREEMENT

     NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

     1. Registration Rights. The Company covenants and agrees as follows:

          1.1 Definitions. For purposes of this Agreement:

               (a) The term "Act" means the Securities Act of 1933, as amended.

               (b) The term "Form S-3" means such form under the Act as in effect on the date hereof or any registration form under the Act subsequently adopted by the SEC that permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

               (c) The term "1934 Act" shall mean the Securities Exchange Act of 1934, as amended.

               (d) The term "Holder" means any person owning or having the right to acquire Registrable Securities.

               (e) The term "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in

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compliance with the Act, and the declaration or ordering of effectiveness of such registration statement or document.

               (f) The term "Registrable Securities" means the Common Stock issuable or issued upon conversion of the Series A Preferred Stock, any shares of Common Stock issuable upon exercise of the Warrants, and any Common Stock of the Company issued as a dividend or other distribution with respect to or in exchange for the foregoing Registrable Securities.

               (g) The term "SEC" shall mean the Securities and Exchange Commission.

          1.2 Request for Registration.

               (a) If the Company shall receive at any time a written request from Holders of 50% of the Registrable Securities outstanding that the Company file a registration statement under the Act covering the registration of at least fifty percent (50%) of the Registrable Securities, then the Company shall
(i) within ten days of the receipt thereof, give written notice of such request to all Holders; and (ii) effect, as soon as practicable, and in any event within ninety (90) days of the receipt of such request, the registration under the Act of all Registrable Securities such holders request to be registered on such registration form as is available (including form S-1, or similar long form registration), subject to the limitations of subsection 1.2(b), within twenty days of mailing of such notice by the Company.

               (b) If the Holders initiating the registration request hereunder ("Initiating Holders@) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to subsection 1.2(a) and the Company shall include such information in the written notice referred to in subsection 1.2(a). The underwriter will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.4(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this
Section 1.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so advise all Holders of Registrable Securities that would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders electing to include shares in the offering,

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including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other are first entirely excluded from the underwriting.

               (c) Notwithstanding the foregoing, if the Company shall furnish to Holders requesting registration pursuant to this Section 1.2, a certificate signed by the Chief Executive Officer (or, if there is no Chief Executive Officer, the President) of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer taking action with respect to such filing for a period of not more than one hundred eighty (180) days after receipt of the request of Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period.

               (d) In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.2:

                    (i) After the Company has effected three registrations pursuant to this Section 1.2 and such registration has been declared or ordered effective;

                    (ii) During the period starting with the date sixty (60) days prior to the Company's good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a registration subject to Section 1.3 hereof, provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to be effective; or

                    (iii) If the Holders propose to dispose of shares of Registrable Securities that may be promptly registered on Form S-3 pursuant to a request made pursuant to Section 1.12 below and the Company promptly effects such registration.

          1.3 Company Registration. If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than Holders) any of its stock or other securities under the Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give Holders written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.5, the Company shall, subject to the provisions of
Section 1.8, include in the registration statement all of the Registrable Securities that each Holder has requested to be registered.

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          1.4 Obligations of the Company. Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

               (a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of Holders of a majority of Registrable Securities registered thereunder, keep such registration statement effective for a period of up to two years.

               (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Act with respect to the disposition of all securities covered by such registration statement.

               (c) Furnish to Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as it may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

               (d) Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

               (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Holders participating in the offering shall also enter into and perform their obligations under such an agreement.

               (f) Notify each Holder of Registrable Securities participating in a public offering of the happening of any event as a result of which the prospectus included in such registration statement covering the Registrable Securities, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

               (g) Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by the Company are then listed.

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          1.5 Furnish Information.

               (a) It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities that each Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of the Registrable Securities.

               (b) The Company shall have no obligation with respect to any registration requested pursuant to Section 1.2 or Section 1.12 if, due to the operation of subsection 1.5(a), the number of shares of the Registrable Securities to be included in the registration does not equal or exceed the number of shares required to originally trigger the Company's obligation to initiate such registration as specified in subsection 1.2(a) or subsection 1.12(b)(2), whichever is applicable.

          1.6 Expenses of Demand Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 1.2, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, and fees and disbursements of counsel for the Company and reasonable fees and expenses of counsel for Holders shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.2 if the registration request is subsequently withdrawn at the request of Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses); provided, however, that if at the time of such withdrawal, Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to Holders at the time of its request and Holders have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then Holders shall not be required to pay any of such expenses and shall retain their rights to demand registration pursuant to Section 1.2.

          1.7 Expenses of Company Registration. The Company shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 1.3, including (without limitation) all registration, filing, and qualification fees, printers and accounting fees relating or apportionable thereto and the fees and disbursements of counsel for the Company and reasonable fees and expenses of counsel for Holders, but excluding underwriting discounts and commissions relating to Registrable Securities.

          1.8 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under Section 1.3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity as the underwriters determine in

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their sole discretion will not, jeopardize the success of the offering by the
Company. If the total amount of securities, including Registrable Securities, requested by Holders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of Registrable Securities which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the Holders according to the total amount of securities entitled to be included therein owned by each Holder or in such other proportions as shall mutually be agreed to by such Holders); provided, however, that the Company shall be required to include all Registrable Securities requested by Holders to be included in the offering if any securities are to be included for the account of a security holder other than a Holder.

          1.9 Delay of Registration. Holders shall have no right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

          1.10 Indemnification.

               (a) To the extent permitted by law, the Company will indemnify and hold harmless Holders, any underwriter (as defined in the Act) and each person, if any, who controls such Holder or such underwriter within the meaning of the Act or the 1934 Act, against any losses, claims, damages, or liabilities joint or several) to which they may become subject under the Act, or the 1934 Act or other federal or state securities law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the Act, or the 1934 Act or any state securities law; and the Company will pay to such Holder, or such underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any Holder or such underwriter or controlling person.

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               (b) To the extent permitted by law, each Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Act, any underwriter, any other holder selling securities in such registration statement and any controlling person of any such underwriter or other holder, against any losses, claims, damages, or liabilities joint or several) to which any of the foregoing persons may become subject, under the Act, the 1934 Act or other federal or state securities law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.10(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.10(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Holder, which consent shall not be unreasonably withheld; provided, that, in no event shall any indemnity under this subsection 1.10(b) exceed the net proceeds from the offering received by such Holder.

               (c) Promptly after receipt by an indemnified party under this
Section 1.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.10.

               (d) If the indemnification provided for herein is for any reason held to be unenforceable by an indemnified party, the indemnifying party agrees to contribute to the losses, claims, damages and liabilities for which such indemnification is held

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unenforceable in such proportion as is appropriate to reflect the relative fault of the indemnified party and the indemnifying party, as well as any other relevant equitable considerations.

               (e) The obligations of the Company and Holders under this Section
1.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

          1.11 Reports Under Securities Exchange Act of 1934. With a view to making available to Holders the benefits of Rule 144 promulgated under the Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

               (a) make and keep public information available, as those terms are understood and defined in SEC Rule 144;

               (b) take such action as is necessary to enable the Company to utilize Form S-3 for the sale of Registrable Securities;

               (c) file with the SEC in a timely manner all reports and other documents required of the Company under the Act and the 1934 Act; and

               (d) furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of SEC Rule 144, the Act and the 1934 Act, or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 or (ii) such other information as may be reasonably requested in availing Holders of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to such form.

          1.12 Form S-3 Registration. In case the Company shall receive from any Holder or Holders a written request that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities, the Company will:

               (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

               (b) as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within

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fifteen (15) days after receipt of such written notice from the Company;
provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this section 1.12: (1) if Form S-3 is not available to the Company for such offering; (2) if the Holders propose to sell less than ten percent (10%) of the Registrable Securities; (3) if the Company shall furnish to the Holders requesting registration a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than one hundred eighty (180) days after receipt of the request of Holders under this Section 1.12; provided, however, that the Company shall not utilize this right more than once in any twelve (12) month period; (4) if the Company has, within the six (6) month period preceding the date of such request, already effected one registration on Form S-3 for Holders pursuant to this Section 1.12;
(5) if the Company has already effected a total of six registrations on Form S-3 for Holders pursuant to this Section 1.12; or (6) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

               (c) Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request from Holders. All expenses incurred in connection with a registration requested pursuant to Section 1.12, including (without limitation) all registration, filing, qualification, printer's and accounting fees and the reasonable fees and disbursements of counsel for the Company, but excluding any underwriters' discounts or commissions associated with Registrable Securities, shall be borne by the Company. Registrations effected pursuant to this Section
1.12 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.2 or 1.3, respectively.

          1.13 Termination of Registration Rights. Holders shall not be entitled to exercise any right provided for in this Section 1 with respect to any Registrable Securities it wishes to sell that can otherwise be sold in any three-month period without registration in compliance with Rule 144 of the Act.

     2. Covenants of the Company.

          2.1 Financial Statements and Other Information. The Company shall deliver to Purchaser (so long as Purchaser holds any shares of the Series A Preferred issued to Purchaser pursuant to the Series A Agreement):

               2.1.1 Quarterly Statements. As soon as available and in any event within 45 days after the end of each quarterly fiscal period (except the last) of each fiscal year, if not theretofore supplied pursuant to paragraph 2.1.4 below, copies of:

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                    (i) a balance sheet of the Company as of the close of such period, and

                    (ii) statements of income and retained earnings and cash flow of the Company for the portion of the fiscal year ending with such period,

in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year and, if the Company has one or more subsidiaries, such financial statements shall be presented on a consolidated basis for the company and all such subsidiaries, all in reasonable detail and certified as complete and correct, subject to changes resulting from year-end adjustments, by an authorized financial officer of the Company;

               2.1.2 Annual Statements. As soon as available and in any event within 90 days after the close of each fiscal year of the Company, if not theretofore supplied pursuant to paragraph 2.1.4 below, copies of:

                    (i) a balance sheet of the Company as of the close of such fiscal year, and

                    (ii) statements of income and retained earnings and cash flow of the Company for such fiscal year,

in each case setting forth in comparative form the figures for the preceding fiscal year and, if the Company has one or more subsidiaries such financial statements shall be presented on a consolidated basis for the Company and all such subsidiaries, all in reasonable detail and accompanied by an opinion thereon of a firm of independent public accountants of recognized national standing selected by the Company to the effect that the consolidated statements have been prepared in accordance with generally accepted accounting principles consistently maintained (except for changes in which such accountants concur) and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards and accordingly, included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances;

               2.1.3 Audit Reports. Promptly upon receipt thereof, one copy of each interim or special audit made by independent accountants of the books of the Company or any subsidiary; and

               2.1.4 SEC and Other Reports. Promptly upon their becoming available, one copy of each financial statement, report, notice or proxy statement sent by the Company to stockholders generally and of each regular or periodic report and any registration statement or prospectus filed by the Company or any subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency, and copies of any material orders in any proceedings to which the Company or any of its

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subsidiaries is a party issued by any governmental agency, federal or state, having jurisdiction over the Company or any of its subsidiaries; provided, however, that the Company shall not be required to provide copies of information filed with the Securities and Exchange Commission or any other governmental agency, Federal or state, which is treated as confidential under the Freedom of Information Act or similar law.

               2.1.5 Inspection of Property. The Company shall permit any representatives designated by Purchaser (so long as Purchaser holds fifty percent (50%) of the Preferred Stock or Common Stock issued upon conversion thereof), upon reasonable notice and during normal business hours and at such other times as any such holder may reasonably request, to (i) visit and inspect any of the properties of the Company and its subsidiaries, (ii) examine the corporate and financial records of the Company and its subsidiaries and make copies thereof or extracts therefrom and (iii) discuss the affairs, finances and accounts of any such corporations with the directors, executive officers and independent accountants of the Company and its subsidiaries.

               2.1.6 Confidentiality. Pursuant to this Section 2.1, the Company may furnish Purchaser with certain information that is non-public, confidential or proprietary in nature. As used herein, "Confidential Information" means (i) any material, nonpublic information about the Company and its Subsidiaries and
(ii) any technical, nonfinancial information, data or know-how which is identified in writing as confidential by the Company, in either case as furnished by the Company to Purchaser pursuant to this paragraph but does not include information (x) which was publicly known at the time of disclosure, (y) which subsequently becomes publicly known through no act or omission by Purchaser or (z) which otherwise becomes known to Purchaser, other than through disclosure by the Company. Purchaser shall hold in confidence and not disclose or use the Confidential Information, except (a) as may be required by law, (b) to the officers, directors, employees, agents and professional consultants of Purchaser or any subsidiary of Purchaser for the purposes of evaluating Purchaser's investment in the Company. If Purchaser ceases to hold any Preferred Stock, Purchaser will, if requested by the Company, return to the Company all documents furnished by the Company containing Confidential Information which have not theretofore been destroyed or returned to the Company.

          2.2 Right of First Offer. If the Company proposes to offer for sale additional shares of any class of stock (other than shares issued pursuant to a compensation plan for employees, directors or consultants, or in connection with the acquisition of all or a portion of another entity), the Company shall first offer such shares to Purchaser. Purchaser shall have 30 days following receipt of a notice of the offer to exercise the right to purchase all or a portion of the shares the Company proposes to offer on the same price and terms as those set forth in the notice of the offer. If Purchaser does not exercise its right to purchase any portion of such shares within that 30-day period, then the Company shall have 180 days thereafter to offer and sell the shares not acquired by Purchaser, on the terms offered to Purchaser, to third parties. If all the offered shares are not purchased by third parties within that 180-day period, those unsold shares shall again be subject to the provisions of this

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Section 2.3. This right of first offer shall terminate as to Purchaser, or any assignee of Purchaser, whenever it holds less than 250,000 shares of the Series A Preferred. To the extent more than one holder of Series A Preferred has a right of first offer pursuant to this Section 2.3 and more than all of the shares to be offered are requested to be purchased by such holders, then the offered shares shall be allocated among such holders in proportion to the number of shares each holder requests to purchase.

     3. Miscellaneous.

          3.1 Assignment. The rights to cause the Company to register Registrable Securities pursuant to Section 1 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such securities who (i) after such assignment or transfer, holds at least 250,000 shares of Registrable Securities (subject to appropriate adjustment for stock splits, stock dividends, combinations and other recapitalizations), (ii) is a partnership that is affiliated with the transferring Holder that is also a partnership or (iii) is a majority-owned subsidiary of the transferring Holder; provided (a) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; (b) such transferee or assignee agrees in writing to be bound by and subject to the terms and conditions of this Agreement; and (c) such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under Section 1. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Registrable Securities).

          3.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Oregon as applied to agreements among Oregon residents entered into and to be performed entirely within Oregon.

          3.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          3.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

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
          3.5 Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified or upon delivery by confirmed facsimile transmission or nationally recognized overnight courier service or upon deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the address indicated for such party on the signature page hereof, or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

          3.6 Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

          3.7 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Purchaser.

          3.8 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement, and the balance of the Agreement shall be interpreted as if such provision were so excluded, and shall be enforceable in accordance with its terms.

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                       THE COMPANY:

                                       TRM COPY CENTERS CORPORATION



                                       By: FREDERIC P. STOCKTON
                                           -------------------------------------
                                           Frederic P. Stockton, President
                                           Address:  5208 NE 122nd Avenue
                                                     Portland, OR 97230-1074


                                       PURCHASER:

                                       READYCASH INVESTMENT PARTNERS, L.P.



                                       By: DANIEL G. COHEN
                                           -------------------------------------
                                           Daniel G. Cohen, President,
                                           ReadyCash GP, Inc.
                                       Address:  c/o ReadyCash GP, Inc.
                                                 1521 Locust Street, 10th Floor
                                                 Philadelphia, PA 19102

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